Exhibit 3.17

OPERATING AGREEMENT

OF

AVH ACQUISITION, LLC

THIS OPERATING AGREEMENT (this “Agreement”) is made effective as of the day of February 12, 2014, by AVATAR PROPERTIES INC., a Florida corporation (“Avatar Properties”).

W I T N E S S E T H:

WHEREAS, Avatar Properties has formed AVH ACQUISITION, LLC (the “Company”) upon the filing of the Articles of Organization in accordance with and pursuant to the Florida Revised Limited Liability Company Act (the “Act”).

WHEREAS, Avatar Properties is the sole member of the Company and in that capacity is sometimes referred to herein as the “Member.”

WHEREAS, the Member desires to adopt a written operating agreement.

NOW, THEREFORE, in consideration of the foregoing, the Member hereby adopts the following agreement as the operating agreement of the Company:

1. Operation of the Company. The Company shall operate as provided in this Agreement and pursuant to the Act, as the Act may be amended from time to time; provided, however, that in the event of any inconsistency between any provision of the Act and the provisions of this Agreement, the provisions of this Agreement shall govern to the extent permitted by the Act.

2. Name. The name of the Company is AVH ACQUISITION, LLC. The business of the Company shall be conducted solely under such name, and title to all assets of the Company shall be held in such name.

3. Purpose of the Company. The purpose of the Company shall be to engage in such activities as may be permitted by law.

4. Company Filings. The Member shall execute and file all documents required by the Act to be filed in connection with the continuation of the Company.

5. Place of Business. The principal place of business of the Company shall be such location as may be selected by the Member from time to time.

6. Term. The Company shall continue until dissolved and liquidated pursuant to the provisions of Section 10 hereof.

7. Interest of Member. Avatar Properties shall own a one hundred percent (100%) interest in the Company.

8. Capital Contribution. No member is required to make capital contributions to the Company, but any member may, at its option, make capital contributions to the Company.

9. Management Powers of the Member. The management, operation and control of the Company shall vest solely in the Member. The Member shall have all necessary and appropriate powers to carry out the purposes of the Company. including, without limitation, the power to execute, acknowledge and deliver any and all documents and instruments deemed appropriate to carry out any of the foregoing or the purposes and intent of this Agreement. All contracts, documents, agreements, instruments or writings binding the Company shall bind the Company and be effective for all uses and purposes if signed on behalf of the Company by the Member, acting alone, or by an officer of the company or other individual or agent duly authorized by the Member to sign on behalf of the Company.

10. Executive Officers. The Member may elect a Chief Executive Officer, a President, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers and “authorized persons” as the Member deems necessary. Each such officer shall hold office until such officer’s successor is appointed and qualified or until such officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the Company. The Member may remove any officer with or without cause at any time. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Member.

The officers of the Company shall have such powers and duties in the management of the

Company as may be prescribed by the Member.

11. Dissolution. The Company shall be dissolved upon the first to occur of the date approved by the Member, or if there is more than one member, on the date approved by all of the members.

12. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Member may be taken without a meeting if the Member, or a majority of the members if more than one member, consents thereto in writing.

[Signature on following page.]

IN WITNESS WHEREOF, the Member, intending to be legally bound, has executed this Agreement as of the day and year first above written.

MEMBER:

AVATAR PROPERTIES INC., a Florida corporation

/s/ Melisa R. Boross
Melisa R. Boross, Vice President

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